Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

HS SPINCO, INC.

HS SPINCO, INC. (the “Company”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST:     That the name of the corporation is HS Spinco, Inc. The Company was originally incorporated pursuant to the DGCL, and the original Certificate of Incorporation of the Company (the “Certificate”) was filed with the Secretary of State of the State of Delaware, on April 13, 2018.

SECOND:    That the Board of Directors of the Company duly adopted resolutions approving the following amendment to the Certificate, declaring such amendment to be advisable and in the best interests of the Company and its sole stockholder, and authorizing the appropriate officers of the Company to solicit the approval of the sole stockholder with respect thereto.

THIRD:    That the following amendment of the Certificate herein certified has been duly adopted in accordance with the provisions of Section 242 of the DGCL and by the requisite vote of the sole stockholder of the Company acting pursuant to a written consent in lieu of special meeting in accordance with Section 228 of the DGCL:

Article Four of the Certificate is hereby amended to read in its entirety as follows:

The total number of shares of stock which the Company shall have authority to issue is 685,000,000 shares of capital stock, consisting of 675,000,000 shares of common stock having a par value of one cent ($0.01) per share, and 10,000,000 shares of preferred stock having a par value of one cent ($0.01) per share.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed in its name and on its behalf by its duly authorized officer as of January 4, 2019.

/s/ Steven Paladino
Name:	Steven Paladino
Title:	President, Treasurer and Chief Financial Officer

[Signature Page of Certificate of Amendment to Certificate of Incorporation of HS Spinco, Inc.]